Exhibit 99.1

Company Contact:
Impax Laboratories, Inc.
Mark Donohue
Sr. Director, Investor Relations and Corporate Communications
(215) 933-3526
www.impaxlabs.com
Allen Chao, Ph.D. Elected to Impax Laboratories
Board of Directors
HAYWARD, Calif., April 8, 2010 — Impax Laboratories, Inc. (NASDAQ: IPXL) today announced that Allen Chao, Ph.D., has been elected to the Company’s board of directors. Dr. Chao is currently Chairman of Newport Healthcare Advisors, LLC, a healthcare investment management and consulting company. Dr. Chao was elected to fill the vacancy to be left by board member Oh Kim Sun, a director since 1999, who has decided not to stand for re-election at the annual stockholders meeting. Dr. Chao and the six other members of the board will stand for election at the Company’s annual stockholders meeting on May 25, 2010.
Robert L. Burr, chairman of the board of Impax Laboratories, said: “We are delighted that Dr. Chao will be joining the board. He brings a profound understanding of financial investment, business development, strategic planning and operational management in our industry and can provide invaluable practical guidance, insight and perspective with respect to our operations, strategy, and corporate governance.”
Dr. Chao was a co-founder of Watson Pharmaceuticals, Inc., a specialty pharmaceutical company, serving as a director from 1985 to May 2008, Chairman of the board of directors from May 1996 to May 2008, and Chief Executive Officer from 1985 to September 2007. While at Watson, Dr. Chao oversaw the company’s growth, through internal R&D, licensing and acquisitions of pharmaceutical products and technologies, as well as mergers and acquisition activities.
Dr. Chao received a Ph.D. in industrial and physical pharmacy from Purdue University in 1973. In May of 2000, he received the degree of Doctor of Science from Purdue in recognition of his leadership and vision for the production and marketing of pharmaceutical products.
Mr. Burr continued: “On behalf of the other members of the board, I would like to thank Oh Kim Sun for his more than 10 years of service on the board. His knowledge and leadership were instrumental in helping to guide the organization through challenging and growth periods. He will surely be missed.”
About Impax Laboratories, Inc.
Impax Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.
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